Exhibit 99.1
     NEWS RELEASE

ENTEGRIS APPOINTS DAVID REEDER TO BOARD OF DIRECTORS

BILLERICA, Mass., March 7, 2024 - Entegris, Inc. (NASDAQ: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced the appointment of David Reeder to its board of directors. Mr. Reeder is the chief financial officer of Chewy, Inc. The appointment brings the total number of Entegris board members to eight.

“We are excited to welcome David to the board,” said Bertrand Loy, chair of the board, president and chief executive officer of Entegris. “David is an executive with an extensive background with leading global semiconductor and technology companies, such as GlobalFoundries, Broadcom, and Texas Instruments. He will bring to the board his experience in leadership, risk management, finance, operations and strategy, which we hope to leverage as we continue to grow our business and deliver value for our stakeholders.”

About the Mr. Reeder:
Prior to joining Chewy in February 2024, David served as chief financial officer of GlobalFoundries, Inc., a leading semiconductor manufacturer, since 2020, where he led their financial strategy, including their 2021 initial public offering. David previously served as chief executive officer of Tower Hill Insurance Group, as well as president and chief executive officer of Lexmark International Inc. Earlier in his career, David was chief financial officer at Electronics for Imaging, Inc., and he also held executive roles at Cisco Systems, Inc., Broadcom Inc., and Texas Instruments Inc.

ABOUT ENTEGRIS
Entegris is a leading supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 8,000 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea, and Taiwan. Additional information can be found at
www.entegris.com.

Investor Contact: Bill Seymour VP of Investor Relations, Treasury & Communications + 1 952 556 1844 bill.seymour@entegris.com	Media Contact: Connie Chandler Senior Director of Corporate Communications +1 978 436 6546 connie.chandler@entegris.com

ENTEGRIS, INC.	129 Concord Road, Building 2	T +1 978 436 6500